Exhibit 10.1

Summary of Compensation Arrangements
With Non-Management Directors

Directors who are employees of the Company do not receive any compensation for service as Directors. Effective as of the Company’s Annual Meeting of Stockholders on February 6, 2007 (the “2007 Annual Meeting”), each non-management Director is paid an annual retainer of $150,000, which is paid partly in restricted stock and partly in cash, as recommended each year by the Corporate Governance and Nominating Committee and approved by the Board. Effective as of the 2007 Annual Meeting, the restricted stock portion of the annual retainer is $100,000, with the award of restricted stock made on the date of the Company's Annual Meeting of Stockholders to those non-management Directors who are elected or re-elected at, or who continue in office after, such Annual Meeting. The cash portion of the annual retainer is $50,000, paid on a monthly basis. The restricted stock award does not vest and cannot be sold until the Director's retirement or earlier death, disability or a change of control of the Company. Non-management Directors receive dividends with respect to such restricted stock. If a Director's tenure on the Board ends for any other reason, the restrictions will lapse unless it is determined that the participant has acted in a manner detrimental to the Company or has failed to fulfill his or her responsibilities in a satisfactory manner. If the restrictions on the shares do not lapse, such shares will be forfeited to, and acquired at no cost by, the Company.

Each non-management Director is paid $1,500 plus expenses for attendance at each Board meeting. Effective as of the 2007 Annual Meeting, each committee Chairman is paid an annual retainer of $12,000, except the Chairman of the Audit Committee who is paid an annual retainer of $15,000, and each committee member is paid $1,500 plus expenses for attendance at each committee meeting.

Directors may elect to defer all or a part of cash compensation; such deferred amounts are credited with interest quarterly at the prime rate charged by Bank of America, N.A. In the alternative, Directors may elect to have deferred fees converted into units equivalent to shares of Emerson common stock and their accounts credited with additional units representing dividend equivalents. All deferred fees are payable only in cash.

The Company has eliminated its Continuing Compensation Plan for Non-Management Directors who assumed office on or after June 4, 2002. Non-management Directors in office on that date who are not fully vested continue to vest in the plan. A non-management Director who assumed office prior to June 4, 2002, and who serves as a Director for at least five years will, after the later of termination of service as a Director or age 72, receive for life a percentage of the annual $30,000 cash retainer for non-management Directors in effect on June 4, 2002. Such percentage is 50% for five years' service and increases by 10% for each additional year of service to 100% for ten years' or more service. In the event that service as a covered Director terminates because of death, the benefit will be paid to the surviving spouse for five years.

As part of the Company’s overall charitable contributions practice, the Company may, in the sole and absolute discretion of the Board and its Committees, make a charitable contribution in the name of a Director upon his or her retirement from the Board (as determined by the Board and its Committees), taking into account such Director’s tenure on the Board, his or her accomplishments and service on the Board, and other relevant factors.